                            SCHEDULE 14C INFORMATION
        Information Statement Pursuant to Section 14(c) of the Securities
                              Exchange Act of 1934

Check the appropriate box:
    [X] Preliminary Information Statement
    [_] Definitive Information Statement

                         Andean Development Corporation
                  (Name of Registrant As Specified In Charter)

                                 Not Applicable
  (Name of Person(s) Filing the Information Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
    [X] No fee required.
    [_] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

        1)  Title of each class of securities to which transaction applies:

              Common Stock, $.0001 par value

        2)  Aggregate number of securities to which transaction applies:

              2,820,100 shares of Common Stock

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        4)  Proposed maximum aggregate value of transaction:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:
    2)  Form, Schedule or Registration Statement No.:
    3)  Filing Party:
    4)  Date Filed:

                         ANDEAN DEVELOPMENT CORPORATION
                             1224 Washington Avenue
                           Miami Beach, Florida 33139
                                  305-866-3360
                    Notice of Written Consent of Shareholders
                              December _____, 2002

Shareholders of Andean Development Corporation:

         This Information Statement is being furnished to stockholders of Andean Development Corporation, a Florida corporation (the "Company"), pursuant to the requirements of Regulation 14C under the Securities Exchange Act 1934, as amended (the "Exchange Act"), in connection with an action by written consent, dated December 19, 2002, of the majority of the stockholders of the Company in lieu of the Annual Meeting of Stockholders of the Company for the year ended December 31, 2001 (the "Written Consent");

         Management of the Company is utilizing the Written Consent in order to reduce the expenses and demands on the Company's executives' time necessitated by the holding of a meeting of stockholders, since the only business of such a meeting would be:

     (1) To elect four members to the Company's Board of Directors to hold office until the Company's Annual Meeting of Shareholders in 2003 or until their successors are duly elected and qualified;

     (2) To ratify the appointment of Spear, Safer, Harmon & Co., as the Company's independent certified public accountants for the fiscal year ending December 31, 2002;

     (3) To ratify the right of the Company to sell substantially all of its assets;

     (4) To ratify the right of the Company to enact up to a 1 for 100 reverse stock split;

     (5) To ratify the right of the Company to file a Form S-8 to compensate certain consultants, directors and attorneys, if needed; and

     (6) To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

         The Company's major stockholder, Pedro Pablo Errazuriz, the beneficial owner of approximately 53.6% of the issued and outstanding shares of the Company's $.0001 par value common stock (the "Common Stock") has voted for management's nominees for election as Directors, the ratification of the appointment of Spear, Safer, Harmon & Co., as the Company's independent certified public accountants for the fiscal year ending December 31, 2002, the right of the Company to sell substantially all of its assets, the right of the Company to enact up to a 1 for 100 reverse stock split, the right of the Company to file a Form S-8 to compensate certain consultants, directors and attorneys, if needed. The Company has received the executed Written Consent from Pedro Pablo Errazuriz, effective on December 19, 2002. A complete summary of each of these matters is set forth herein.

         Stockholders of record at the close of business on December 19, 2002 are being furnished copies of this Information Statement. This Information Statement is being mailed to the stockholders of the Company, commencing on or about December 30, 2002.

         Accordingly, all necessary corporate approvals in connection with the matters referred to herein have been obtained, and this Information Statement is furnished solely for the purpose of informing stockholders, in the manner required under the Exchange Act, of these corporate actions.

         This Information Statement is circulated to advise the shareholders of action already approved by written consent of the shareholders who collectively hold a majority of the voting power of our capital stock. Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be effective until 20 days after the date this Information Statement is mailed to the shareholders. Therefore, this Information Statement is being sent to you for informational purposes only.

                              NO DISSENTERS' RIGHTS

         Pursuant to the Florida Business Corporation Act, NONE of the corporate actions described in this Information Statement will afford to stockholders the opportunity to dissent from the actions described herein and to receive an agreed or judicially appraised value for their shares. However, if the Company enacts provisions (3) and (4) above, stockholders shall be given the opportunity to dissent from the actions described herein and to receive an agreed or judicially appraised value for their shares. A copy of the dissenter's' rights statutes are attached hereto FOR REFERENCE ONLY.

                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY

                    STOCKHOLDER APPROVAL PREVIOUSLY OBTAINED

         As of December 19, 2002, the Company had 2,820,100 issued and outstanding shares of Common Stock, each of which is entitled to one vote on any matter brought to a vote of the Company's stockholders. By written consent in lieu of a meeting, dated December 19, 2002, the Board of Directors and a majority of stockholders:

     (1) Elected four members to the Company's Board of Directors to hold office until the Company's Annual Meeting of Shareholders in 2003 or until their successors are duly elected and qualified;

     (2) Ratified the appointment of Spear, Safer, Harmon & Co., as the Company's independent certified public accountants for the fiscal year ending December 31, 2002;

     (3) Ratified the right of the Company to sell substantially all of its assets;

     (4) Ratified the right of the Company to enact up to a 1 for 100 reverse stock split;

     (5) Ratified the right of the Company to file a Form S-8 to compensate certain consultants, directors and attorneys, if needed.

Such action by written consent is sufficient to satisfy the applicable requirements of Florida law. Accordingly, the stockholders will not be asked to take action on the matters listed at any future meeting, except that the stockholders shall be given dissenters' rights under Florida law IF AND ONLY IF the Company to enacts up to a 1 for 100 reverse stock split or the Company sells substantially all of its assets.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth, as of December 19, 2002, the number of shares of Common Stock which were owned beneficially by (i) each person who is known by the Company to own beneficially more than 5% of its Common Stock, (ii) each director, (iii) each executive officer and (iv) all directors and executive officers as a group. As of December 19, 2002, there were 2,820,100 shares issued and outstanding.


                                                 AMOUNT OF     PERCENT
NAME AND ADDRESS                                BENEFICIAL       OF
OF BENEFICIAL OWNER(1)                         OWNERSHIP(2)    CLASS (3)
------------------------------------------------------------------------
Alberto Coddou(4) ..........................            0        *
Pedro Pablo Errazuriz(5)(7) ................    1,511,500        53.6%
Sergio Jimenez .............................            0        0%
Jose Luis Yrarrazaval ......................       11,450        *

All directors and executive officers
as a group (4 persons) .....................    1,522,950       54.%
Igenor, Ingenierie et Gestion, S. A.(7) ....    1,425,000       50.5%
Berta Dominguez(6)(8) ......................    1,425,000       50.5%

_________________
*Less than one percent.

(1) Unless otherwise indicated, the address of each beneficial owner is Avenida Americo Vespucio Sur #100, Piso 16, Las Condes Santiago, Chile.

(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof. Based on 2,820,100 shares issued and outstanding as of the date hereof.

(3)  Based on 2,820,100 issued and outstanding as of the date hereof.

(4)  Mr. Coddou's address is Santa Lucia 280-OF.12, Santiago, Chile.

(5) Includes 1,450,000 shares of Common Stock owned by Igenor, Ingenierie et Gestion, S.A., a Swiss corporation ("Igenor") of which Mr. Pedro Pablo Errazuriz owns 50% the outstanding capital stock. Also includes 86,500 shares of Common Stock owned directly by Mr. Pedro Pablo Errazuriz.

(6) The principal shareholders of Igenor are Mr. Pedro P. Errazuriz (50%), the Chairman of the Company's Board of Directors; Mrs. Berta Dominguez (49.50%), the wife of Mr. Pedro P. Errazuriz; Mr. Pedro Pablo Errazuriz Dominguez, a son of Mr. Pedro P. Errazuriz and Mrs. Berta Dominguez (0.25%); and Pierre Yves Montavon (0.25%), an unrelated third party. The address for this company is c/o Etude Montavan-Mermier, 22, rue Etienne Dumont, 1211 Geneve 3, Switzerland.

(7) Consists of 1,425,000 shares of Common Stock owned by Igenor, of which Mrs. Berta Dominguez owns 49.50% of the outstanding capital stock. Mrs. Berta Dominguez is the wife of Mr. Pedro P. Errazuriz, the Company's Chairman of the Board of Directors.

                             ELECTION OF DIRECTORS

     The following table sets forth certain information with respect to persons elected to the Board of Directors of the Company by the Written Consent:

       NAME                  AGE          POSITION
       ----                  ---          --------
Pedro Pablo Errazuriz        66           Chairman of the Board, Chief Executive
                                          Officer
Jose Luis Yrarrazaval        63           Vice Chairman of the Board/Chief
                                          Financial Officer/Secretary Director
Alberto Coddou               64           Director
Sergio Jimenez               65           Director

PEDRO PABLO ERRAZURIZ has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since October 19, 1994, and its President since January 11, 1995. He has also served as the President and sole Director of Andean Export Corporation since February 9, 1995, and as Director of Andean Engineering & Finance Corp. since its inception in July 1997. Mr. Errazuriz has also served as Chairman of the Board of Directors of Kvaerner Chile S.A., a subsidiary of Kvaerner A.S., a Norwegian-based manufacturer of electrical and mechanical equipment) since 1992 and as the exclusive agent for Kvaerner Turbin A.B. (Sweden) since 1994. Since 1986, Mr. Errazuriz has acted as an exclusive agent in Chile for Norconsult. Mr. Errazuriz received an engineering degree from the Catholic University of Chile in 1959.

JOSE LUIS YRARRAZAVAL has been a member of the Board of Directors of the Company since March 20, 1995 and has served as Chief Financial Officer from March 20, 1995. In January, 1998, he was appointed Vice Chairman of the Board of Directors of the Company. He also has served as Executive Vice President and a Director of Errazuriz y Asociados Ingenieros S.A. ("AE&A"), and E&A Ingesis S.A. ("INA") since March 20, 1995. Between November 1993 and October 1997, Mr. Yrarrazaval served as the General Manager of both AE&A and INA, which responsibilities included all financial matters and personnel management.

ALBERTO CODDOU has served as a member of the Board of Directors of the Company since March 20, 1995, and as a member of the Board of Directors of AE&A since March 20, 1995. Mr. Coddou has been a partner with the law firm of Figueroa & Coddou in Santiago, Chile since 1965. He has also been an Assistant Professor of Law at the University of Chile, School of Law from 1959 through 1982. In May 1995, Mr. Coddou was appointed Chairman of the Board of Directors and Legal Representative of Consorcio Periodistico de Chile S.A., the owners and editors of a Chilean newspaper called La Epoca.

SERGIO JIMENEZ has served on the Board of Directors of the Company since March 20, 1995. Through June 1997 he was the President of the Santiago Water and Sewage Company "EMOS". In

June 1995, Mr. Jimenez was appointed as a member of the Board of Directors of ENAP (Empresa Nacional del Petroleo), the Chilean oil company owned by the government. Mr. Jimenez is also a partner and Managing Director of Consultora Jimenez y Zanartu Limitada, which consults on engineering projects for segments of the Chilean government related to public works. Mr. Jimenez is a civil engineer, having received his degree from the University of Chile, in Santiago and has a post graduate degree in Project Evaluation from the University of Chile.

         Directors are elected at the Company's annual meeting of shareholders and serve for one year until the next annual shareholders' meeting or until their successors are elected and qualified. Officers are elected by the Board of Directors and their terms of office are at the discretion of the Board. All of the Company's executive officers are full-time employees of the Company. The Company pays its Directors a fee of $1,000 per meeting attended, and reimburses all Directors for their expenses in connection with their activities as directors of the Company. Directors of the Company who are also employees of the Company do not receive additional compensation for their services as directors.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Company has five committees: the Audit Committee, Compensation and Investment Committee, Nominating Committee, Employee Stock Option Committee, and the Directors Stock Option Committee. As of December 19, 2002, the members of these committees consisted of Jose Luis Yrarrazaval, Alberto Coddou and Sergio Jimenez. Messrs. Coddou and Jimenez are considered by the Company to be independent directors.

         The principal functions of the Audit Committees are to recommend the annual appointment of the Company's auditors concerning the scope of the audit and the results of their examination, to review and approve any material accounting policy changes affecting the Company's operating results and to review the Company's internal control procedures. The Investment and Compensation Committee reviews and recommends investments, compensation and benefits for the executives of the Company. The Nominating Committee seeks out qualified persons to act as members the Company's Board of Directors. The Employee Stock Option Committee and the Directors Stock Option Committee administer and interpret the Company Stock Option Plan and the Directors Stock Option Plan and are authorized to grant options pursuant to the terms of these plans.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company directors and executive officers, and persons who own more than ten percent (10%) of the Company's outstanding common stock, file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by the Commission to furnish the Company with copies of all such reports they file. The Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representation, all of the Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners have been satisfied.

         The affirmative vote of a majority of the stockholders has elected Pedro Pablo Errazuriz, Jose Luis Yrarrazaval, Alberto Coddou and Sergio Jimenez to hold office until the Company's Annual Meeting of Stockholders in 2003 or until their successors are duly elected and qualified.

                     RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors has appointed Spear, Safer, Harmon & Co., as the Company's independent certified public accountants for the fiscal year ending December 31, 2002. Spear, Safer, Harmon & Co., was the independent public auditor of the Company for the fiscal year ended December 31, 2001. The affirmative vote of a majority of the stockholders has ratified the appointed votes of Spear, Safer, Harmon & Co. as the Company's independent public auditor.

                             POSSIBLE SALE OF ASSETS

         Despite the best efforts of management to reduce costs by significantly decreasing operations during the previous two years and reducing the Company's loss of ($3,087,904) as of December 31, 2000 to an income of $80,665 as of December 31, 2001, the Company sustained losses from operations during the nine months ended September 30, 2002 of ($198,987). Although management has adjusted the Company's business plan to adapt to the current economic conditions, management has been unable to generate the required capital to continue grow the business and enhance shareholder value in its present form through revenues derived from the Company's core business or the remote education business. It became apparent to current management that in order to maximize the value of the Company's common stock and ultimately maximize shareholder value, management must consider divesting the Company of all of its operations and sell substantially all of its assets and acquire a new profitable business.

         The Board of Directors of the Company (the "Board") believes costs associated with the ongoing operations of the Company in combination with the general economic conditions in South America, including financial instability in Argentina, have made it exceedingly difficult to achieve profitability in the business, which will result in continued losses. As a result of ongoing operating losses and expenses, the Company has a significant working capital deficit, negative stockholder's equity, and almost no remaining cash. Further losses may force the Company to seek bankruptcy protection under the laws of the United States Bankruptcy Courts. The operating costs relate to the cost of sales, wages and benefits, and general expenses of the business, as well as the costs of corporate governance for the Company and its shareholders. The Board believes that the shareholders of the Company may benefit from the sale of substantially all the assets of the Company and that this sale may be the best option available to the Company at this time. The sale, provided the terms and conditions are in the best interests of the shareholders of the Company, will allow the management of the Company to pursue other business opportunities intended to maximize shareholder value. The sale, if consumated, may result in a corporation which will have no tangible liabilities. The Board will then seek to acquire another business with the ultimate goal of establishing a more liquid public market for its common stock and enhancing shareholder value. No assurances can be given such an acquisition will be achieved.

         Although the Board intends to pursue possible business opportunities, it may not believe it is practicable to sell the Company's assets to other parties because of the Company's persistent operating losses and its liabilities.

         The Board also considered a bankruptcy filing. However, after reviewing the Company's liabilities and the costs and expenses of a bankruptcy proceeding, the Board determined that it is unlikely that the shareholders would receive any return as a consequence of this action.

         Accordingly, it was the Board's opinion that allowing for a possible sale of substantially all the assets and relief from substantially all the Company's liabilities, would provide the Board with the option to pursue an opportunity that, in turn, would provide the shareholders of the Company with the greatest potential return.

         There can be no assurances that the Company can divest itself of substantially all of its assets and liabilities. Such divesture may require the majority shareholder to exchange his control shares for the assets and assuming the liabilities of the Company. Such asset purchase would require that independent directors approve the transaction and that the action would be in the best interests of the shareholders. No assurances can be given that such transaction shall transpire or that the majority shareholder will agree, at that time, to such action.

         The shareholders of the Company who did not execute a written consent approving a possible any sale of the assets and assumption of the liabilities of the Company may, at such time a sale is consummated, exercise rights of appraisal granted to them by Florida law. These shareholders shall be provided with the "Dissenters Rights" provisions pursuant to Florida law. There are no federal regulations to be complied with in connection with such a transaction and the approval of federal or state authorities is not required in order to effectuate any sale of the assets and assumption of the liabilities of the Company. The only act required to consummate any the assets and assumption of the liabilities of the Company is the delivery of this Information Statement and the Dissenters' Rights statutes. Shareholders shall be notified if a sale of substantially all the assets and assumption of the liabilities of the Company has transpired. Any shareholder who dissents from this transaction shall have received this Information Statement and Attachments, shall receive notification of the transaction and any update from this Information Statement and shall be entitled, if he or she complies with the provisions of the Florida Act regarding the rights of dissenting shareholders, to be paid the fair value of his or her shares. A copy of Sections 607.1301, 607.1302, and 607.1320 Florida Statutes, which set forth the rights of dissenting shareholders with respect to the a sale of the assets and assumption of the liabilities of the Company, is enclosed as Appendix A.

         The affirmative vote of a majority of the stockholders has ratified the right of the Company to sell substantially all of its assets.

                      UP TO A 1 FOR 100 REVERSE STOCK SPLIT

         In the event the management determines that in order to enhance the value of the Company to a potential business, following the sale of substantially all the assets and assumption of the liabilities of the Company, for the purpose of enacting a merger, acquisition or other transaction, management may have to enact a reverse stock split. Currently, there are no definitive agreements respecting any merger or consolidation with or acquisition of another business, or the sale of substantially all the assets of the Company. In the event that the Board approves a reverse stock split, shareholders will be notified with instructions as to how to exchange their current shares of common stock for the appropriate number of shares of common stock after the reverse stock split. Management has indicated that any reverse stock split at this time will occur in conjunction with a sale of substantially all the assets and assumption by a third party of all the liabilities. There can be no assurance that such a transaction will transpire or that management will determine that a stock split is still in the best interests of the shareholders of the Company.

         When a company engages in a reverse stock split, it substitutes one share of stock for a predetermined amount of shares of stock. It does not increase the market capitalization of the company. An example of a reverse split is the following. For example, the Company has 2,820,100 shares of common stock outstanding. Assume the market price is $.01 per share. Assume that ABC Corporation declares a 1 for 100 reverse stock split.

         After the reverse split ABC Corporation will have 1/100 as many share outstanding or 28,201 shares outstanding. The stock will have a market price of $1.00. If an individual investor owned 10,000 shares of the Company before the split at $.01 per share, he will own 100 share at $1.00 after the split. In either case, his stock will be worth $100. He's no better off before or after. Except that the Company hopes that the higher stock price will make the Company look better and thus more investors will purchase the stock and the stock price will rise as more people buy it and the Company will be a more attractive merger target for potential business. There is no assurance that the Company's stock will rise in price after a reverse split or that a suitable merger candidate will emerge.

         The affirmative vote of a majority of the stockholders has ratified the right of the Company to enact up to a 1 for 100 reverse stock split.

                                    FORM S-8

         In order to reduce the cash expenditures of the Company to be paid third party consultants, directors, and attorneys, the Company may enter into agreements for the issuance of our common stock in exchange for services these individuals. As part of those agreements, the Company may be obligated to prepare a Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register the shares of the Company's common stock, $.001 par value per share, to be issued pursuant to those agreements.

         The affirmative vote of a majority of the stockholders has ratified the right of the Company to prepare and file a Form S-8.

                       MATERIAL INCORPORATED BY REFERENCE

         The audited balance sheets of the Company as of December 31, 2001, 2000 and 1999 and the related statements of operations, shareholders' equity (deficit) and cash flows for the three years ended December 31, 2001, are incorporated herein by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001. The Company's unaudited consolidated balance sheets as of March 31, 2002, June 30, 2002 and September 30, 2002, are incorporated herein by reference to the Company's Quarterly Reports on Form 10-QSB for the quarter ended March 31, 2002, June 30, 2002 and September 30, 2002 respectively. The Company's Annual Report on Form 10-KSB for the year ended December 31, 2002 and the Company's Quarterly Reports on Form 10-QSB for the quarter ended March 31, 2002, June 30, 2002 and September 30, 2002 respectively are incorporated herein by reference.

         The Company files annual, quarterly and special reports, proxy statements, and other information with the Securities and Exchange Commission as is required by the Securities Exchange Act of 1934. Shareholders may read and copy any reports, statements or other information we have filed at the SEC's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. In addition, copies may be obtained (at prescribed rates) at the SEC's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, Room 1228, New York, New York 10007. The Company filings are also available on the Internet on the SEC's website at www.sec.gov, and from commercial document retrieval services, such as Primark, whose telephone number is 1-800-777-3272. The Company shall provide, at no cost to the shareholder, the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002.

                             Additional Information

         If you have any questions about the actions described above, you may contact Joseph I. Emas, 1224 Washington Avenue, Miami Beach, Florida 33139.

                                    SIGNATURE

         Pursuant to the requirements of the Exchange Act of 1934, as amended, the Registrant has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

By Order of the Board of Directors

                   /s/ Pedro Pablo Errazuriz
                   -----------------------------------------------
                   Pedro Pablo Errazuriz, Chief Executive Officer

December ___, 2002

                                   APPENDIX A
                               DISSENTER'S RIGHTS

                           DISSENTERS' RIGHTS STATUTES

         /1/607.1301 Dissenters' rights; definitions.-The following definitions apply to (S)(S) 607.1302 and 607.1320;

         (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action of the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (3) "Shareholders' authorization date" means the date on which the
shareholders' vote authorizing the proposed action        was taken, the date on
which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to (S)(S)607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

         /1/607.1302 Right of shareholders to dissent.-

         (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

                (a) Consummation of a plan of merger to which the corporation is a party:

                       1. If the shareholder is entitled to vote on the merger, or

                       2. If the corporation is a subsidiary that is merged with its parent under (S) 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of (S)607.110.4;

                (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to (S) 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

                (c) As provided in (S) 607.0902(11), the approval of a control-share acquisition;

                (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the share of which will be acquired, if the shareholder is entitled to vote on the plan;

                (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

________________
       /1/Effective July 1. 1990.

                       1. Altering or abolishing any preemptive rights attached to any of his shares;

                       2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

                       3.  Effecting an exchange, cancellation or
reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares,

                       4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

                       5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

                       6. Reducing the stated dividend preference of any of his preferred shares; or

                       7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

                (f) Any corporate action taken to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

          (2) A shareholder dissenting from any amendment specified in paragraph (1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

          (3) A shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

          (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger' 2or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by not fewer than 2,000 shareholders.

          (5) A shareholder entitled to dissent and obtain payment for his shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

          /1/607.1320 Procedure for exercise of dissenters' rights.-

                (1) (a) If a proposed corporate action creating dissenters' rights under (S) 607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of (S) 607.1301, 607.1302. and
607.1320. A shareholder who wishes to assert dissenters' rights shall:

                        1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

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

                        2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

                (b) If proposed corporate action creating dissenters' rights under (S) 607.1 302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of (S)(S) 607.1301, 607.1302. and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

          (2) Within 10 days after the shareholders' authorization date. the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph
(1)(a) or, in the case of action authorized by written consent, to each shareholder. excepting any who voted for, or consented in writing to, the proposed action.

          (3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election. stating his name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

          (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the riling of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to and corporate proceedings that may have been taken in the interim, if;

                (a)   Such demand is withdrawn as provided in this section;

                (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

                (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

                (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

____________________
         /2/Note.-The word "or" was substituted by the editors for the word "of' to correct an apparent typographical error.

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

          (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

                (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

                (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or. if the corporation was not in existence throughout such 12-month period, or the portion thereof during which it was in existence.

          (6) If within 30 days after the making of such offer any shareholder accepts the same. payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

          (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder. as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

          (8) The judgment may at the discretion of the court include a fair rate of interest, to be determined by the court.

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

          (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined. materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

          (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger. they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

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